Exhibit 10.46

May 16, 2008

Thomas E. Moloney

c/o MSC – Medical Services Company

841 Prudential Drive, Ste. 900

Jacksonville, FL 32207

Re:	Compensation for Role as Employee and Interim Chief Financial Officer for MSC – Medical Services Company (“MSC”)

Dear Tom:

We are greatly appreciative of your willingness to perform services as an employee of MSC from December, 1, 2007 through March 31, 2008, including assumption of the role of Interim Chief Financial Officer of MSC from December 31, 2007 through March 31, 2008. As we discussed, MSC and MCP-MSC Acquisition, Inc., a Delaware corporation and the sole shareholder of MSC (the “Parent”), are prepared to provide you with the following remuneration in consideration of your services:

1. Cash Payment. MSC shall make a one-time lump sum payment of $57,500 (less all applicable withholding taxes) to you.

2. Restricted Stock Award. You shall be entitled to receive, pursuant to a separate Restricted Stock Agreement (the “Restricted Stock Agreement”), 250,000 shares of common stock of the Parent (the “Restricted Shares”) on the terms and conditions specified in the Restricted Stock Agreement (the “Restricted Stock Award”).

3. Bonus In Connection With Vesting of Restricted Stock. Concurrently with each vesting of the Restricted Shares pursuant to the Restricted Stock Award, MSC shall pay to you, a cash bonus equal to the following fraction of the aggregate fair market value of the Restricted Shares so vesting (the “Tax Bonus”):

T 1.0 – T

where “T” is equal to the highest combined marginal rate of federal, state and local taxation (including, without limitation, income and employment (e.g., Medicare) taxes) then applicable to you on account of the vesting of the Restricted Shares then vesting.

Please countersign below acknowledging and agreeing that the remuneration set forth above is in complete satisfaction of the services provided by you as Interim Chief Financial Officer of MSC. Upon receipt of your counter-signature, MSC will promptly process the cash payment and the Parent will enter into the Restricted Stock Agreement with you.

Very truly yours,

/s/ Joseph P. Delaney
Joseph P. Delaney
President and Chief Executive Officer

Acknowledged, Accepted and Agreed:

/s/ Thomas E. Moloney
Thomas E. Moloney